Exhibit 99.1

News Release

MODUSLINK ANNOUNCES DATE FOR 2013 ANNUAL MEETING OF STOCKHOLDERS AND RELATED DEADLINES FOR PROPOSALS AND NOMINATIONS

WALTHAM, Mass., – September 26, 2013 – ModusLink Global Solutions™, Inc. (NASDAQ: MLNK) today announced that the Company’s 2013 Annual Meeting of Stockholders (the “Annual Meeting”) has been scheduled for December 18, 2013. ModusLink stockholders of record at the close of business on October 21, 2013 will be entitled to receive notice and to vote at the Annual Meeting. Further details regarding the meeting will be included in the 2013 definitive proxy statement, which ModusLink will distribute in advance of the Annual Meeting.

Because the Annual Meeting will be held on a date that is more than 30 days before the first anniversary of the 2012 Annual Meeting of Stockholders, ModusLink has set new deadlines for receipt of any nomination to elect a director or stockholder proposal for the Annual Meeting, in accordance with its bylaws and Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

If a stockholder of the Company wishes to present a proposal or nominate a director at the Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company’s proxy statement and proxy card, such proposal or nomination must be submitted to and received by the Secretary of the Company at its offices, 1601 Trapelo Road, Suite 170, Waltham, Massachusetts 02451, no later than October 7, 2013 and the stockholder must comply with the provisions of the Company’s bylaws.

Stockholders may present proposals for inclusion in the Company’s proxy statement for the Annual Meeting by submitting their proposals to the Secretary of the Company no later than October 7, 2013. In addition, such notice and proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the Company’s bylaws, as applicable.

About ModusLink Global Solutions

ModusLink Global Solutions Inc. (NASDAQ: MLNK) executes comprehensive supply chain and logistics services that improve clients’ revenue, cost, sustainability and customer experience objectives. ModusLink is a trusted and integrated provider to the world’s leading companies in consumer electronics, communications, computing, medical devices, software and retail. The Company’s operating infrastructure annually supports more than $80 billion of its clients’ revenue and manages approximately 451 million product shipments through more than 25 sites across North America, Europe, and the Asia/Pacific region. For details on ModusLink’s flexible and scalable solutions visit www.moduslink.com and www.valueunchained.com, the blog for supply chain professionals.

Contact:

Robert Joyce

781-663-5120

ir@moduslink.com

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